Exhibit 10.54
Schedule of Material Terms

Name	"Change in Control" Bonus Payment
Thomas P. Kelly	$45,000
Scott B. Townsend, Esq.	$50,000
Jeffrey E. Young	$35,000

[Critical Therapeutics Letterhead]
July 17, 2008
Dear [Name of Employee]:
I would like to personally thank you for your contributions to date with Critical Therapeutics, Inc. (the “Company”). The Company has selected you for the opportunity of a “Change in Control” benefit if you sign this letter agreement and agree to be bound by the following terms and conditions:
A.
“Change in Control” Bonus Payment: If you remain employed with the Company and satisfactorily perform your job duties as determined by the Company from the date of this letter through the consummation of a “Change in Control” (as defined in the Company’s 2004 Stock Incentive Plan, as amended), the Company will pay you a flat sum bonus in the gross amount of [                    ] Dollars ($[     ]), less lawful deductions and tax withholding, to be paid within five (5) business days after the consummation of the “Change in Control”. You acknowledge and agree that you will not be entitled to such payment if (i) you resign your employment for any reason before the consummation of the “Change in Control” or (ii) the Company terminates your employment for “cause” (as defined in your employment agreement) before such payment is made to you.

B.
“Change in Control” Bonus Payment on Termination Without Cause: If you remain employed with the Company and satisfactorily perform your job duties as determined by the Company from the date of this letter and your employment is involuntarily terminated by the Company without “cause” within twenty-eight (28) days before the consummation of the “Change in Control”, the Company will pay you subject to your execution of a severance agreement and release of all claims against the Company drafted by and satisfactory to the Company (the “Release”) and the expiration of the revocation period, if any, provided in such Release, the “Change in Control” bonus payment arrangement described above in Section A not yet paid to you, if any, on the later of (i) five (5) business days after the expiration of the revocation period, if any, provided in such Release or (ii) five (5) business days after the consummation of the “Change in Control”. You acknowledge and agree that if your employment is terminated for any reason (whether by the Company or by you) more than 28 days before the consummation of the “Change in Control”, you will not be entitled to such payment.

We consider this compensation a confidential matter between you and the Company. You understand and agree that as a condition to the consideration and benefits provided in connection with this letter agreement, you agree as follows:

July 17, 2008

1.
You understand and agree in order to be eligible to receive the benefits described herein that you must satisfactorily perform your job and comply with Company policies and practices as determined in good faith by the Company, including, without limitation, compliance with (i) Federal, state and local laws and regulations, including those related to the marketing, promotion or sale of prescription drugs, (ii) the Company’s Code of Business Conduct and Ethics, (iii) the Company’s Comprehensive Compliance Program, and (iv) the Company’s policies and standard operating procedures, including the Company’s Employee Handbook. There will be no bonus payment under this letter agreement if you violate or directly or indirectly cause another person to violate such laws, regulations, industry guidelines or Company policies and procedures.

2.
No amounts under this letter agreement shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the amounts contemplated hereunder shall at all times be an unfunded and unsecured obligation of the Company. You shall have the status of a general creditor. You shall not have the right to alienate, pledge or encumber your interest in such benefits and such interest shall not (to the extent permitted by law) be subject in any way to the claims of your creditors or to attachment, execution or other process of law. No payment hereunder that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) may be accelerated or deferred by the Company or you. The Company makes no representation or warranty and shall have no liability to you or any other person if any payments under this letter agreement are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the conditions of that Section of the Code.

3.
During the term of your employment and for a period of two (2) years after the termination of your employment with the Company for any reason, you shall not make any false, disparaging or derogatory statements in public or private to any person or media outlet regarding the Company or any of its current, past or future directors, officers, employees, agents, or representatives or the Company’s business affairs and financial condition.

4.
The provisions of the letter agreement and all payments made or to be made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflict-of-law provision. You expressly waive the right to a jury trial in any dispute relating to this letter agreement or otherwise related to your employment. In case any one or more of the provisions contained in this letter agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this letter agreement, but this letter agreement shall be construed as if such invalid, illegal, or other unenforceable provision had never been contained herein.

5.	You agree that during your employment with the Company and during the twelve (12) months immediately following the end of your employment with the Company, you

July 17, 2008

shall not, directly or indirectly, solicit, persuade, induce, encourage or attempt to solicit, persuade, induce or encourage any person to leave his/her employment with the Company or to refrain from providing services to the Company.

6.	You and the Company acknowledge and agree that this letter agreement will not affect any severance benefits you may have from the Company pursuant to an agreement between you and the Company.
It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this letter agreement. To that end, you have been encouraged and given an opportunity to consult with legal counsel. By executing this letter agreement, you are acknowledging that you have been afforded sufficient time to understand the provisions and effects of this letter agreement and to consult with legal counsel, that your agreements and obligations under this letter agreement are made voluntarily, knowingly and without duress and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this letter agreement.
On behalf of our Board of Directors and our management team, I would like to extend our appreciation to you for your past service and support. I look forward to your continuing contributions in the future.
Very truly,

Trevor Phillips, Ph.D.
President and Chief Executive Officer
ACCEPTED AND AGREED:
Having elected to execute this agreement, to fulfill the promises set forth herein, and to be eligible thereby for the sums and benefits set forth in this letter agreement, I freely and knowingly, and after due consideration, enter into this letter agreement. I have carefully read this letter agreement and understand the contents herein.
Date:                                               , 2008

Name: [Name of Employee]